Filed pursuant to Rule 424(b)(3)

Registration No. 333-298677

PROSPECTUS SUPPLEMENT NO. 1

(to the Prospectus dated October 16, 2026)

Webull Corporation

Up to 12,292,419 Webull Class A Ordinary Shares

offered by the Selling Shareholder

This prospectus supplement (this “Prospectus Supplement No. 1”) is part of the prospectus of Webull Corporation (the “Company”), dated October 16, 2026 (as supplemented to date, the “Prospectus”), which forms a part of the Company’s registration statement on Form F-3 (Registration No. 333-298677) (as amended, the “Registration Statement”), relating to the resale from time to time by the Selling Shareholder of up to 12,292,419 Webull Class A Ordinary Shares.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

The purpose of this Prospectus Supplement No. 1 is to update certain information included in the Prospectus to reflect the terms of an amendment to the Purchase Agreement, entered into by and among CGH, Webull Holdings (Singapore) Pte. Ltd., the Company and Pi Securities Public Company Limited on October 28, 2026 (the “Amendment”). A summary of the key changes to the Purchase Agreement that update the disclosures in the Prospectus is included immediately following the cover page of this Prospectus Supplement No. 1.

This Prospectus Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and information in this Prospectus Supplement No. 1 from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus, this Prospectus Supplement No. 1, any amendments to the Registration Statement, subsequent supplements to the Prospectus or prior supplements to the Prospectus (to the extent information therein is not superseded by more up-to-date information in subsequent supplements to the Prospectus) carefully before you make your investment decision.

The Webull Class A Ordinary Shares and Webull Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “BULL” and “BULLW”, respectively. On October 27, 2026, the last reported prices of the Webull Class A Ordinary Shares and Webull Warrants, as reported on the Nasdaq, were $5.56 and $1.47, respectively.

Investing in our securities involves risks. See “Risk Factors” beginning on page 6 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented by this Prospectus Supplement No. 1, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is October 28, 2026.

Extended Initial Disposal Period

The Initial Disposal Period has been extended until 1:00 p.m. Eastern Time on December 24, 2026.

Reduced Trading Limit

During the Initial Disposal Period, sales by the Selling Shareholder on a given day may not exceed 10% of the total daily trading volume of the Webull Class A Ordinary Shares, reduced from the 20% limit described in the Prospectus.

Extended Final Settlement Date

The “Final Settlement Date” has been amended to mean the earlier of (a) December 30, 2026 and (b) the second business day after the date the proceeds from the disposal of the Consideration Shares and any Adjustment Shares issued to the Selling Shareholder as “Additional Payment Shares” under the amended Purchase Agreement reach $60,000,000; provided that the Final Settlement Date may not occur before the first business day following October 31, 2026.

Cash Settlement of Shortfall; Return of Undisposed Shares

If the proceeds realized by the Selling Shareholder from the disposal of the Consideration Shares and any Additional Payment Shares are less than $60,000,000 as of the end of the Initial Disposal Period, the shortfall must be paid to the Selling Shareholder in cash by December 29, 2026 (Thailand time), irrespective of whether all such shares have been disposed of, and may not be satisfied by the issuance or delivery of shares; the Company guarantees this cash payment. Any undisposed Consideration Shares or Additional Payment Shares may, at the Purchaser’s discretion, be used to offset any further issuance obligations pursuant to the post-Closing transaction consideration adjustments and price protection provisions and/or be returned to us for no consideration.

Company Repurchase Right

At any time during the Initial Disposal Period, the Company may, by written notice to the Selling Shareholder, elect to repurchase all or any portion of the Consideration Shares and Additional Payment Shares then held by the Selling Shareholder in a privately negotiated transaction at a price per share equal to the volume-weighted average price of the Webull Class A Ordinary Shares on the trading day specified in such notice.

Updates to the Prospectus

The disclosures in the Prospectus, including on the cover page and under “Summary—Recent Developments—Pi Acquisition,” “The Offering,” “Selling Shareholder” and “Plan of Distribution,” are updated and superseded to the extent inconsistent with the information set forth in this Prospectus Supplement No. 1. Except as described in this Prospectus Supplement No. 1, the terms of the offering described in the Prospectus, including the maximum number of Webull Class A Ordinary Shares offered thereunder, remain unchanged.